Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the "Agreement") is entered into between Nana Yalley, an individual and Winsonic Digital Media Group, Ltd., a Nevada corporation with offices at 101 Marietta Street, Suite 2600, Atlanta, GA 30303 (the “Company”).

In consideration for the parties' execution of this Agreement and the promises and covenants contained herein, Yalley and the Company hereby agree as follows:

1.  Yalley hereby agrees to resign as [Executive Vice President and member of the Board of Directors of the Company] effective as of December 9, 2005 (the "Separation Date"). It is agreed that the binding employment offer dated October 8, 2004 and any and all other agreements are hereby terminated and are null and void and of no force and effect.

2.  As consideration for Yalley entering into this Agreement and complying with its terms, the Company will issue to Yalley the following securities:

a) Options to purchase 500,000 (five hundred thousand) shares of common stock of the Company, which are vested and immediately exercisable for (5) five years from the date of grant at $1 per share.

b) $270,000 worth of restricted common stock of the Company equal to Yalley's base salary, at the closing bid price of the Company’s Common Stock on the date prior to the execution of this Agreement.

c) An identical number of restricted shares of Common Stock of the Company, if any, that may be issued to Caesar Collazo in settlement of all litigation between the Company and Caesar Collazo (the “Collazo Litigation”).

3. All of the above certificates shall bear a restrictive legend under the Securities Act of 1933, as amended, but shall otherwise not be subject to any restrictions and encumbrances, now or in the future. The Company shall Indemnify Yalley against any and all claims relating to transferability of the shares and shall not seek to prohibit, impede, obstruct or pursue remedies from the Courts for any reason to prevent Yalley from exercising his rights to sell, encumber, pledge, or otherwise reap the benefits from these and all other previously issued Shares in Yalley's possession. Furthermore, all of the above described shares of common stock shall be registered by the Company on the next available registration statement.

4.  The Company hereby releases and forever discharges, waives, and gives up any and all claims and rights the Company had, has, or may have against Yalley, and against all who succeed Yalley’s rights and responsibilities, including but not limited to, Yalley’s successors, heirs, and executors of their estates. This Release applies to any and all claims or rights of which the Company is not aware and to any and all claims not specifically mentioned in this Release.

5.  Yalley hereby releases and forever discharges, waives, and gives up any and all claims, liabilities and rights of which Yalley is aware Yalley had, has, or may have against the Company, and its affiliated or related partnerships, limited liability companies and corporations and their respective past and present partners, managing directors, members, stockholders, directors, officers, employees and agents (collectively, the "Releasees") which directly or indirectly result from, arise from or out of, or pertain to anything which has happened up to now exclusive of the Collazo Litigation.

6.  The Company agrees to indemnify, exclude, and hold harmless Yalley as party to any actual or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director or officer of the Corporation or, while a director or officer, he was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director, trustee, officer, employee or agent or in any other capacity while serving as a director, trustee, officer, employee or agent. Yalley shall be indemnified and held harmless by the Corporation, to the full extent permitted by applicable law, against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by any person, group of people, including past and present shareholders in connection therewith, and such indemnification shall continue even after Yalley has ceased to be a director, officer, or employee and shall inure to the benefit of Yalley's heirs, executors and administrators. The right to indemnification conferred in this Section shall include Yalley's right to be paid by the Corporation, the expenses incurred in defending any law suits and/or proceedings involving past and present shareholders of Media and Entertainment.Com Inc., and Winsonic Digital Media Group, Ltd. (“WDMG”), brought against Yalley with regards to any and all matters of operations including Board decisions and oversight, while serving in his official capacity as a director, trustee, officer, or employee of Media and Entertainment.Com Inc, and WDMG, in advance of its final disposition in a court of competent jurisdiction, as long as the Corporation is notified in writing of any pending Proceeding . At which time the Corporation shall pay said expenses prior to 30 days after receipt of a request for such advancement accompanied by an Undertaking.

For purposes of this Section:

(i) a "Proceeding" is an action, suit or proceeding, whether civil, administrative or investigative, and any appeal therefrom;

If expenses pursuant to the aforementioned has not been promptly advanced after a written request for such advancement accompanied by an Undertaking has been received by the Corporation, Yalley may at any time thereafter bring suit against the Corporation to recover any unpaid amounts or the advancement of expenses.

7.  This Agreement, its terms and the negotiations leading up to the Agreement's execution are confidential and both Yalley and the Company agree that, except as required by the federal securities laws or other laws, or to enforce this Agreement, Yalley and the Company will not disclose any such information to any third party except for financial advisors, or attorneys, all of whom shall agree to maintain the confidentiality of this Agreement, except as required by law or to enforce this Agreement.

Both Yalley and the Company further agree that they will not make or otherwise publish any statements that in any way disparage, or otherwise reflect adversely on the other, to any person or entity either orally or in writing. The Company agrees that in response to inquiries about Yalley from third parties, it will only verify dates of employment, title and salary.

8.  This Agreement fully supersedes any and all prior agreements, representations or understandings, written or oral between the parties, including but not limited to, the subject matter of this Agreement or any related employment matter. This Agreement may only be amended by a writing signed by the parties to this Agreement.

9.  Yalley shall have a period of seven (7) calendar days following the date of the full execution of this Agreement in which Yalley may revoke this Agreement (the "Revocation Period"). Any revocation within this Revocation Period must be submitted in writing, to Winston Johnson, CEO, and must state, “I hereby revoke my acceptance of my Separation Agreement and Release." The revocation must be personally delivered or mailed to Winston Johnson and received by him prior to the expiration of the Revocation Period. If the last day of the Revocation Period is a Saturday, Sunday or legal holiday in Nevada, then the Revocation Period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

10.  The Company agrees to immediately forward Yalley’s option to purchase 500,000 common Stock, utilizing an overnight carrier for delivery, and to provide the Company’s transfer agent with irrevocable instructions to issue an aggregate of 771,429 shares of restricted Common Stock as per Section 2 above.

11.  Governing Law. This Agreement is made and entered into in the State of Georgia and shall be interpreted, enforced and governed under the laws of the State of Georgia.

12.  Severability. Should any clause or provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining clauses shall not be affected.

13.  This Agreement may be executed by the parties in duplicate so that each party may hold a duplicate original.

PLEASE READ CAREFULLY. THIS AGREEMENT IS 3 PAGES IN LENGTH AND INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Winsonic Digital Media Group, Ltd.

/s/ Winston Johnson	December 9, 2005
By: Winston Johnson	Date of Execution
Its: CEO

/s/ Nana Yalley	December 9, 2005
Nana Yalley	Date of Execution